                                                                    EXHIBIT 10.2



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                                CREDIT AGREEMENT

                                     BETWEEN

                    THE SOURCE INFORMATION MANAGEMENT COMPANY

                                       AND

                              BANK OF AMERICA, N.A.

                      $50,000,000 REVOLVING LINE OF CREDIT

                                DECEMBER 22, 1999


================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I         DEFINITIONS.....................................................................................1
         Section 1.1       Defined Terms..........................................................................1
         Section 1.2       Accounting Terms......................................................................13
         Section 1.3       Singular/Plural.......................................................................13
         Section 1.4       Other Terms...........................................................................13

ARTICLE II        REVOLVING LOANS................................................................................14
         Section 2.1       Revolving Line of Credit..............................................................14
         Section 2.2       Term..................................................................................15
         Section 2.3       Repayment.............................................................................15
         Section 2.4       Use of Proceeds.......................................................................16
         Section 2.5       Guaranty Agreement....................................................................16
         Section 2.6       Non-Use Fee...........................................................................16
         Section 2.7       Termination of Facility...............................................................16
         Section 2.8       Termination Fee.......................................................................17
         Section 2.9       Commitment Fee........................................................................17

ARTICLE III       INTEREST ON THE REVOLVING LOANS................................................................17
         Section 3.1       Interest..............................................................................17
         Section 3.2       Computation...........................................................................18
         Section 3.3       Maximum Interest Rate.................................................................18
         Section 3.4       Default Rate; Post-Petition Interest..................................................18
         Section 3.5       Payment...............................................................................18
         Section 3.6       Taxes.................................................................................18

ARTICLE IV        CLOSING; CONDITIONS OF CLOSING AND BORROWING...................................................19
         Section 4.1       Closing...............................................................................19
         Section 4.2       Conditions of Loans and Advances......................................................19
                  (a)      Executed Documents....................................................................19
                  (b)      Certificate of the Borrower...........................................................19
                  (c)      Certificate of Secretary of Borrower and Guarantors...................................19
                  (d)      Real Estate Reports; Negative Pledges.................................................20
                  (e)      UCC Searches..........................................................................20
                  (f)      Payment of Wachovia Debt..............................................................20
                  (g)      Opinion of Counsel....................................................................20
                  (h)      Certificates of Good Standing.........................................................20
                  (i)      Borrowing Base Report.................................................................20
                  (j)      Commitment Fee........................................................................21
                  (k)      No Event of Default...................................................................21
                  (l)      Other Documents.......................................................................21
         Section 4.3       Conditions to all Loans and Advances..................................................21

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


         Section 4.4       Waiver of Conditions Precedent........................................................21

ARTICLE V         REPRESENTATIONS AND WARRANTIES.................................................................21
         Section 5.1       Corporate Organization and Power......................................................21
         Section 5.2       Authority; No Conflict With Other Instruments or Law..................................22
         Section 5.3       Due Execution and Delivery............................................................22
         Section 5.4       Enforceability........................................................................22
         Section 5.5       Governmental Approval.................................................................22
         Section 5.6       Margin Stock..........................................................................22
         Section 5.7       Investment Company....................................................................23
         Section 5.8       Taxes.................................................................................23
         Section 5.9       Litigation............................................................................23
         Section 5.10      Compliance with Laws..................................................................23
         Section 5.11      ERISA.................................................................................23
         Section 5.12      No Other Debt.........................................................................24
         Section 5.13      Real Estate; Material Locations.......................................................24
         Section 5.14      Financial Statements; No Material Adverse Change......................................24
         Section 5.15      Full Disclosure.......................................................................24
         Section 5.16      No Default............................................................................24
         Section 5.17      Year 2000 Compliance..................................................................24

ARTICLE VI        AFFIRMATIVE COVENANTS..........................................................................25
         Section 6.1       Financial and Business Information....................................................25
         Section 6.2       Notice of Certain Events..............................................................27
         Section 6.3       Existence.............................................................................27
         Section 6.4       Maintenance of Properties.............................................................28
         Section 6.5       Compliance with Law...................................................................28
         Section 6.6       Compliance with ERISA.................................................................28
         Section 6.7       Payment of Indebtedness...............................................................28
         Section 6.8       Payment of Taxes......................................................................28
         Section 6.9       Maintenance of Insurance..............................................................28
         Section 6.10      Maintenance of Books and Records; Inspection..........................................29
         Section 6.11      Name Change...........................................................................29
         Section 6.12      New Material Locations................................................................29
         Section 6.13      New Subsidiaries......................................................................29
         Section 6.14      After-Acquired Real Estate............................................................30
         Section 6.15      Further Assurances....................................................................30

ARTICLE VII   NEGATIVE COVENANTS.................................................................................30
         Section 7.1       Transfer of Assets....................................................................30
         Section 7.2       Merger or Consolidation...............................................................31
         Section 7.3       Acquisitions..........................................................................31
         Section 7.4       Liens.................................................................................31
         Section 7.5       Investments...........................................................................31
         Section 7.6       Restricted Payments...................................................................32
         Section 7.7       Indebtedness..........................................................................32

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


         Section 7.8       Related Party Transactions............................................................32
         Section 7.9       Character of Business.................................................................33
         Section 7.10      Management Change.....................................................................33
         Section 7.11      Environmental Compliance..............................................................33
         Section 7.12      Other Ventures........................................................................34
         Section 7.13      Dissolution, etc......................................................................34
         Section 7.14      Fiscal Year...........................................................................34
         Section 7.15      Limitation on Negative Pledge Clauses.................................................34

ARTICLE VIII      FINANCIAL COVENANTS............................................................................35
         Section 8.1       Financial Condition...................................................................35
                  (a)      Debt to Tangible Net Worth............................................................35
                  (b)      Cash Flow Coverage Ratio..............................................................35
                  (c)      Funded Debt to EBITDA.................................................................35
                  (d)      Minimum EBITDA........................................................................35

ARTICLE IX        EVENTS OF DEFAULT; REMEDIES....................................................................35
         Section 9.1       Events of Default.....................................................................35
         Section 9.2       Remedies..............................................................................37
                  (a)      Termination of Revolving Line of Credit; Acceleration of
                           Indebtedness..........................................................................37
                  (b)      Right of Setoff.......................................................................37
                  (c)      Rights and Remedies Cumulative; Non-Waiver; etc.......................................38

ARTICLE X         MISCELLANEOUS..................................................................................38
         Section 10.1      Expenses..............................................................................38
         Section 10.2      Waiver, Amendments, Etc...............................................................38
         Section 10.3      Address for Notices, Etc..............................................................38
         Section 10.4      Enforcement and Waiver................................................................39
         Section 10.5      Survival of Agreements................................................................40
         Section 10.6      Assignment and Participation..........................................................40
         Section 10.7      Governing Law.........................................................................41
         Section 10.8      Arbitration...........................................................................41
         Section 10.9      Waivers by the Borrower...............................................................42
         Section 10.10     Severability..........................................................................42
         Section 10.11     Entire Agreement......................................................................42
         Section 10.12     Binding Effect........................................................................42
         Section 10.13     Definitional Provisions...............................................................42
         Section 10.14     Conflict of Terms.....................................................................42


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



                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (this "Credit Agreement" or "Agreement"), dated as of December 22, 1999, is made and entered into by and between THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation (the "Borrower"), and BANK OF AMERICA, N.A., a national banking association with offices in Greensboro, North Carolina (the "Bank").

                              W I T N E S S E T H:

         A. The Borrower has requested that the Bank make a $50,000,000 revolving line of credit available to the Borrower.

         B. The Bank is willing to make such revolving line of credit available to the Borrower, subject to and on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to extend the revolving line of credit described herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Defined Terms. In addition to the words and terms defined elsewhere in this agreement, the following terms when used herein shall have the following respective meanings:

         "Acquisition" shall mean the acquisition, whether by purchase, merger or otherwise, of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

         "Acquisition Cost" shall mean, with respect to any Acquisition, as at the date of entering into an agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and the fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earn-outs and other contingent obligations that should be recorded on the financial statements of Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower in connection with such Acquisition,
(vii) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Acquisition Cost for any transaction, (A) the capital stock of the Borrower or its Subsidiaries shall be valued (i) in the case of capital stock that is then listed on a national securities exchange or a national market system, the average of the last reported bid and ask quotations or the last prices reported thereon, and (ii) with respect to any other shares of capital stock of the Borrower or its Subsidiaries, as determined by the Board of Directors of Borrower, and (B) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Acquisition Cost shall include both the cost of acquiring such option, warrant or convertible security, as well as the cost of exercise or conversion.

         "Affiliate" shall mean, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or
(iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

         "Agreement" or "this Agreement" or "Credit Agreement" shall mean this Credit Agreement and all schedules and exhibits hereto, together with any amendments, modifications, replacements and supplements hereto, any substitutes therefor, and any restatements, replacements, renewals or extensions hereof, in whole or in part, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         "Applicable Margin" shall mean, for the three-month period beginning on the first day of April, July, October and January of each year (the "Calculation Date") and ending on the day preceding the next succeeding Calculation Date, the percentage set forth below determined with reference to the Funded Debt to EBITDA Ratio of Borrower at the end of the Fiscal Quarter most recently ended as of such Calculation Date:

                  Funded Debt to                                                   Applicable
                  EBITDA Ratio                                                       Margin
                  --------------                                                   ---------
Greater than or equal to 2.25 to 1.0                                               Default Rate applies
Greater than or equal to 2.00 to 1.0 but less than 2.25 to 1.0                     2.10%
Greater than or equal to 1.75 to 1.0 but less than 2.00 to 1.0                     1.85%
Greater than or equal to 1.50 to 1.0 but less than 1.75 to 1.0                     1.60%


                  Funded Debt to                                                   Applicable
                  EBITDA Ratio                                                       Margin
                  --------------                                                   ---------
Greater than or equal to 1.0 to 1.0 but less than 1.50 to 1.0                      1.35%
Less than 1.00 to 1.0                                                              1.0%

At least five Business Days prior to each Calculation Date, the Borrower shall submit a duly completed interest rate calculation worksheet in form satisfactory to the Bank reflecting the computation of Funded Debt to EBITDA Ratio as of the end of the applicable Fiscal Quarter. Changes in the Applicable Margin will be effective on the Calculation Date. From the date of this Credit Agreement until the first Calculation Date following the date of this Credit Agreement, the Applicable Margin shall be one percent (1%). If the annual financial statements of Borrower delivered to the Bank pursuant to Section 6.1(b) hereof shall indicate that an incorrect interest rate has been applied to the Loans based on the unaudited quarterly financial statements delivered to the Bank with respect to the last quarter of Borrower's then most recently completed Fiscal Year, or if an interest rate calculation worksheet contains an error resulting in an incorrect interest rate applied to the Loans less than the rate derived from an interest rate calculation worksheet absent error (the incorrect interest rate in any such case being the "Error Rate" and the correct rate in any such case being the "Correct Rate"), then the Borrower shall pay to the Bank, on demand, an amount equal to the sum of (a) the difference between (i) the total interest amount on the Loans calculated with the Correct Rate for the period the Error Rate was applied to the Loans and (ii) the total interest amount on the Loans paid to the Bank calculated using the Error Rate and (b) interest at the Correct Rate on the amount derived in (a) above. If the Error Rate is greater than the Correct Rate, the Bank shall refund the amount of any excess interest paid by the Borrower. If on any Calculation Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 6.1(a) hereof with respect to the Fiscal Quarter most recently ended prior to such Calculation Date, then for the period beginning on such Calculation Date and ending on the earlier of (A) the date on which Borrower shall deliver to the Bank the financial statements of the Borrower to be delivered pursuant to Section 6.1(a) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Bank annual financial statements of the Borrower required to be delivered pursuant to Section 6.1 with respect to the Fiscal Year which includes such Fiscal Quarter, the Applicable Margin shall be determined as if the Funded Debt to EBITDA Ratio was greater than or equal to 2.25 to 1.0 at all times during such period.

         "Bank" shall mean Bank of America, N.A., a national banking association with offices in Greensboro, North Carolina, and its successors and assigns.

         "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, and any successor statute or statutes having substantially the same function.

         "Borrowing Base" shall have the meaning set forth in Section 2.1(b) hereof.

         "Borrowing Base Certificate" shall mean the certificates of the Borrower submitted to the Bank pursuant to Section 2.1(c) hereof.

         "Business Day" shall mean any day of the year on which banks are open for business in Greensboro, North Carolina.

         "Capitalized Lease" shall mean any lease or similar arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP, including Statement of Financial Accounting Standards No. 13.

         "Change of Control" shall mean, at any time:

                  (i) any "person" or "group" (each as used in Sections 13(d)(iii) and 14(d)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of voting securities of the Borrower (or securities convertible into or exchangeable for such voting securities) representing thirty percent (30%) or more of the combined voting power of all voting securities of the Borrower (on a fully diluted basis), or
         (B) otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Borrower; or

                  (ii) during any period of up to twenty-four (24) consecutive months, commencing on the Closing Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than the death, disability or retirement of an officer of the Borrower who is serving as a director at such time, so long as another officer of the Borrower replaces such person as a director), to constitute a majority of the Board of Directors of the Borrower; or

                  (iii) the Borrower shall merge or consolidate, or shall be a party to a merger or consolidation, in a transaction in which Borrower is not the surviving entity or in a transaction that results in the voting securities of Borrower outstanding immediately prior to such merger or consolidation not continuing to represent at least eighty percent (80%) of the combined voting power of the voting securities of Borrower outstanding immediately after such merger or consolidation.

         "Closing Date" shall mean the date of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

         "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

         "Credit Documents" shall mean and collectively refer to this Agreement, the Note, the Guaranty Agreement, and any and all agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, negative pledge agreements, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or on behalf of the Borrower or the Guarantors with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

         "Current Maturities" shall mean, with reference to the period of four
(4) consecutive Fiscal Quarters ending on the date of calculation thereof, the sum of: (a) interest expense of the Borrower and its Subsidiaries (including payments in the nature of interest with respect to Capitalized Lease obligations), plus (b) the aggregate amount of all mandatory scheduled payments of principal on any Funded Debt, plus (c) the aggregate amount of all payments in the nature of principal under Capitalized Lease obligations, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP, plus (d) an amount equal to one seventh (1/7) of the principal and accrued interest outstanding under the Revolving Line of Credit.

         "Default" shall mean any event which with the giving of notice, lapse of time, or both, would become an Event of Default.

         "Default Rate" shall mean (i) the LIBOR Rate, plus the Applicable Margin, plus three percent (3%) per annum, and (ii) in any case, the maximum rate permitted by applicable law, if lower.

         "Depreciation" shall mean for any period the sum of all depreciation expenses of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

         "Dollar" or "$" shall mean dollars in lawful currency of the United States of America.

         "EBITDA" shall mean, for the applicable period of four (4) consecutive Fiscal Quarters, the net income (or loss) of the Borrowers and its Subsidiaries determined in accordance with GAAP on a consolidated basis (excluding the write-up of assets, retirement of debt for less than face value and extraordinary gains), plus the sum of (a) all amounts deducted in computing such combined net income in respect of interest expense (including payments in the nature of interest under Capitalized Leases), (b) taxes based upon or measured by net income, (c) Depreciation, and (d) amortization.

         "Eligible Accounts Receivable" shall mean good and bona fide accounts owed to members of the Source Group by their account debtors, but excluding therefrom all the following: (a) accounts which are not due and payable within three hundred sixty-five (365) days after their invoice dates; (b) all of the accounts owing by a single account debtor, to the extent that the aggregate balance of such accounts exceeds twenty five percent (25%) of the aggregate amount of all Eligible Accounts Receivable; (c) all of the accounts owing by a single account debtor, together with its Affiliates, to the extent that the aggregate balance of such accounts collectively exceeds thirty five percent (35%) of all Eligible Accounts Receivable; (d) all of the accounts owing by a single account debtor, together with its Affiliates, if as much as thirty five percent (35%) of the balance owing by said account debtor and its Affiliates to the Source Group remains unpaid more than 365 days after their respective invoice due dates; (e) accounts with respect to which the account debtor is the United States of America or any state, city, county or governmental authority or any department, agency or instrumentality of any of them; (f) all accounts that have not been invoiced to the account debtor as of any particular date; (g) all accounts owed by any debtor situated in a foreign country (other than Canada) unless payment of any such account is secured by a letter of credit acceptable to the Bank; (h) accounts that are subject to offset, discount, counterclaim, contra accounts, or any other account owed by an account debtor to whom such Person owes an account payable; (i) accounts owed by any account debtor if such account debtor generally suspends business, becomes insolvent, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they become due; (j) accounts owed by any account debtor if a petition is filed by or against such account debtor under any state or federal bankruptcy law or any other receivership, insolvency relief or other law for the relief of debtors; (k) accounts owed to a member of the Source Group by any Affiliate thereof; (l) accounts evidenced by chattel paper or an instrument of any kind, unless such chattel paper or instrument is duly endorsed to and is in the possession of the Bank; or (m) any other account reasonably deemed doubtful or uncollectible by the Bank.

         "Environmental Law" shall mean any federal, state or local law, statute, ordinance, rule, Regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the Protection of human health or the environment, including, but not limited to, any requirement Pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Event of Default" shall have the meaning specified in Article IX hereof.

         "Financial Statements" shall mean the annual audited financial statements of the Borrower at January 31, 1999, and for the Fiscal Year then ended.

         "Fiscal Quarter" means the three month fiscal Period of Borrower and its Subsidiaries ending on April 30, July 31, October 31 and January 31 of each Fiscal Year.

         "Fiscal Year" means the twelve month fiscal period of Borrower and its Subsidiaries commencing on February 1 of each calendar year and ending on January 31 of the following calendar year.

         "Funded Debt" shall mean, without duplication, as of the end of the applicable Fiscal Quarter, all obligations of the Borrower and its Subsidiaries on a consolidated basis, whether contingent or otherwise, in respect of (a) Indebtedness for Money Borrowed, (b) other obligations classified as long-term Indebtedness, including any letter of credit reimbursement obligations, (c) Capitalized Lease Obligations, and (d) guarantees of any of the foregoing Indebtedness, other than guarantees now or hereafter arising pursuant to the Guaranty Agreement.

         "Funded Debt to EBITDA Ratio" shall mean, as of the end of any Fiscal Quarter of Borrower, the ratio of (a) Funded Debt on such date to (b) EBITDA for the period of four consecutive Fiscal Quarters ending on such date.

         "GAAP" shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrower throughout the period indicated and consistent with the financial practice of the Borrower after the date hereof, provided, however, that, in the event that changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board, or similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify the accounting terms contained or referenced herein or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date this Agreement shall have been amended to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         "Governmental Authority" shall mean any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

         "Guarantors" shall collectively mean each of the present and, as applicable, future Subsidiaries of the Borrower, other than Inactive Subsidiaries. Reference to a particular "Guarantor" shall mean the particular Subsidiary indicated.

         "Guaranty Agreement" shall mean a Guaranty Agreement substantially in the form of Exhibit A attached hereto, as executed and delivered by the Guarantors as of the Closing Date and as otherwise delivered to the Bank pursuant to Section 2.5 and Section 6.13 hereof, in each case as such Guaranty Agreement may be amended, modified, supplemented or restated from time to time.

         "Hazardous Material" shall mean any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence requires investigation or remediation under an Environmental Law or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

         "Inactive Subsidiary" shall mean a Subsidiary of the Borrower that is not engaged in any business or activity and that does not own, hold or lease assets with a fair market value exceeding $10,000.

         "Indebtedness" shall mean as to any Person at any particular time, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, and (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as a Capitalized Lease, in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise.

         "Indebtedness for Money Borrowed" shall mean, at any time with respect to any Person, all indebtedness of such Person, or any Subsidiary of such Person, in respect of money borrowed, including without limitation the deferred purchase price of any property or asset or indebtedness evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements), but excluding open accounts payable.

         "LIBOR Rate" shall mean, for any day, that rate per annum quoted for such day by the Bank, in its discretion, as its LIBOR Rate, as such rate may change from time to time. The LIBOR Rate shall be based upon the rate per annum at which, as determined by the Bank, United States Dollars in the amount of $5,000,000 are being offered to major banks from time to time for settlement in immediately available funds by major banks in the London Interbank Market for a period of thirty (30) days, which rate shall be adjusted for the Bank's Eurocurrency reserve requirements and any other applicable fees or assessments. The LIBOR Rate represents a reference rate used by the Bank in determining the interest rate on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any customer. If quotations of interest rates are not being provided by the relevant Persons in the relevant amounts for the relevant maturities for the purposes of determining the LIBOR Rate (as determined by the Bank in good faith), the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the rate of interest announced from time to time by the Bank as its prime rate will be substituted therefor.

         "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset leased under any "sale and lease back" or similar arrangement and any asset acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Loan Documents" shall mean the "Credit Documents."

         "Loans" shall mean and refer to the Revolving loans made under the Revolving Line of Credit referred to in Article II hereof.

         "Material Adverse Effect" or "Material Adverse Change" shall mean a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower or any of its Subsidiaries to perform under this Agreement or any Credit Document in any material respect or in any material respect under any other material contract to which any the Borrower or such Subsidiary is a party;
(iii) the legality, validity or enforceability of this Agreement or any other Credit Document; or (iv) the perfection or priority of the Liens of the Bank granted under this Agreement or any other Credit Document or the rights and remedies of the Bank under this Agreement or any other Credit Document (other than a change resulting from any action or inaction by the Bank).

         "Material Location" shall mean any office, place of business or facility owned or leased by the Borrower or any Subsidiary, excluding leased or other nonowned locations or places of business (i) at which no books and records are maintained with respect to the accounts receivable of Borrower or any Subsidiary and at which no payment for any such account receivable is received or collected, and (ii) at which the property of the Borrower or its Subsidiaries owned or leased and located thereon does not exceed $5,000.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

         "Myco Letter of Credit" shall mean the Irrevocable Letter of Credit in the amount of $4,073,973, as issued by Wachovia Bank, National Association, in favor of Amalgamated Bank of Chicago, as trustee, in respect of the Industrial Project Revenue Bonds, Series 1995 (MYCO, Inc. Project), as issued pursuant to the Indenture of Trust dated as of January 1, 1995 between the City of Rockford, Illinois and Amalgamated Bank of Chicago, as trustee and tender agent.

         "Myco Letter of Credit Reimbursement Obligation" shall mean (i) the obligations of Borrower and its Subsidiary, Source-Myco, Inc., pursuant to the terms of that certain Reimbursement Agreement dated February 26, 1999, among Source-Myco, Inc., the Borrower and Wachovia Bank, National Association, in respect of the Myco Letter of Credit, as the same may be amended, modified, supplemented, restated or replaced from time to time, and (ii) any other obligation of the Borrower, any Subsidiary or the Bank (pursuant to standby letter of credit or otherwise) to Wachovia Bank, National Association, for payment or reimbursement of amounts paid by Wachovia Bank, National Association, under the Myco Letter of Credit.

         "Net Fixed Assets" shall mean the net fixed assets of Borrower and its Subsidiaries, expressed as a number, as determined on a consolidated basis in accordance with GAAP, but excluding all assets of the kind deducted from the total assets of Borrower and its Subsidiaries for purposes of determining Tangible Net Worth. For purposes of the Borrowing Base, Net

Fixed Assets shall change on a quarterly basis based upon the financial statements delivered to the Bank pursuant to Section 6.1 hereof. The parties agree that, as of November 30, 1999, and until changed as provided herein, Net Fixed Assets shall equal $21,329,531.

         "Note" shall mean the Revolving Credit Note.

         "Obligations" shall mean and include, without duplication, (i) the Loans and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower or the Guarantors to the Bank of any kind or nature, present or future, arising under this Agreement, the Note or the other Credit Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; and (ii) all interest (including, to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys' fees and any other sums payable by the Borrower or the Guarantors to the Bank under this Agreement or any of the other Credit Documents.

         "Permitted Asset Dispositions" shall mean the sale, transfer, assignment or other disposition of properties or assets by Borrower and its Subsidiaries, determined on a consolidated basis, for an aggregate consideration not exceeding $1,000,000 in any Fiscal Year.

         "Permitted Liens" shall mean any of the following Liens securing any Indebtedness of the Borrower or any of its Subsidiaries on the property, real or personal, of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired:

         (a) Liens granted to the Bank;

         (b) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business for sums not yet due and payable;

         (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;

         (d) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty;

         (e) Liens incurred by the Borrower or any of its Subsidiaries after the date hereof in connection with the acquisition of an asset and created contemporaneously with such acquisition to secure or provide for all or a portion of the cost of such acquisition, provided that such a Lien is limited exclusively to the asset so acquired, does not exceed the purchase price thereof, and the aggregate purchase price of property subject to such outstanding Liens does not exceed $1,000,000 at any time;

         (f) Liens on personal property physically located at a Nonmaterial Location;

         (g) Those existing Liens, if any, set forth in Schedule 1.1 hereof; and

         (h) Any other Liens or encumbrances as the Bank may approve in writing from time to time.

         "Person" shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Prime Rate" shall mean that interest rate so denominated and set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate. A change in the Prime Rate shall be effective on the date of such change.

         "RDP Receivables" shall mean accounts receivable of the Borrower or any Subsidiary representing amounts due the Borrower or such Subsidiary in respect of fees for placement of publications, periodicals, magazines and similar items in a particular display location. Such receivables are sometimes referred to by Borrower as "retail display placement receivables."

         "Real Estate" shall mean all real property owned, leased or operated by Borrower or any of its Subsidiaries.

         "Receivables Report" shall mean a report in form and substance satisfactory to the Bank, certified by the chief financial officer or other authorized officer of the Borrower, regarding the accounts and accounts receivable of the Borrower.

         "Reportable Event" shall mean a reportable event as defined in Section 4043(c) of ERISA.

         "Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary (other than those payable or distributable solely to the Borrower or a Subsidiary) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower or a Subsidiary) now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding (other than those payable or distributable solely to the Borrower or a Subsidiary).

         "Revolving Credit Note" shall mean the promissory note of the Borrower, dated the date hereof, in the form of Exhibit B attached hereto, executed and delivered by the Borrower to the Bank pursuant to Article II hereof, evidencing the obligation of the Borrower to repay the Revolving loans, together with any amendments, modifications and supplements thereto, any replacements, statements, renewals and extensions thereof, and any substitutes therefor, in whole or in part.

         "Revolving Line of Credit" shall mean the revolving line of credit made available by the Bank to the Borrower pursuant to Article II hereof.

         "Revolving Loan Termination Date" shall mean the earliest of (i) December 31, 2002, (ii) the date of termination by Bank of its obligation to make Revolving Loans after the occurrence of an Event of Default; (iii) such date of termination of Bank's obligation to make Revolving Loans as is mutually agreed upon by the Bank and the Borrower; (iv) the date of termination of the Revolving Line of Credit pursuant to Section 2.7 hereof; and (v) the date after all Obligations have been paid in full and the Bank is no longer obligated to make Revolving Loans hereunder.

         "Revolving Loans" shall mean the Loans made by the Bank to the Borrower under the Revolving Line of Credit.

         "Solvent" shall mean as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business and (iii) has assets with a present fair saleable value greater than their total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

         "Source Group" shall mean Borrower and its Subsidiaries, considered collectively.

         "Sources for Coverage" shall mean EBITDA minus: (a) any dividends or like distributions paid by the Borrower, (b) taxes based upon or measured by net income, and (c) to the extent not previously deducted from net income, unfunded cash expenditures for capital assets.

         "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association joint venture, limited liability company, or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless the context indicates otherwise, all references herein to Subsidiaries are references to Subsidiaries of the Borrower.

         "Tangible Net Worth" shall mean the amount by which total assets of the Borrower and its Subsidiaries on a consolidated basis exceed total liabilities of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, less: (a) accounts receivable from Affiliates (net of any accounts payable to Affiliates), (b) any surplus resulting from any write up of assets, (c) goodwill, including any amounts, however designated, representing the excess of the purchase price paid for assets or stock acquired over the book value assigned thereto (excluding, however, any goodwill that the Bank may in its sole discretion agree in writing need not be deducted in determining Tangible Net Worth), (d) patents, trademarks, service marks, trade names and copyrights, (e) other intangible assets (including customer lists), (f) investments in nonmarketable securities or affiliated companies, (g) organization costs, (h) non-compete agreements, (i) capitalized development costs, and (j) deferred financing costs.

         "Total Liabilities" shall mean all Indebtedness and liabilities of the Borrower and its Subsidiaries, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of Borrower or any Subsidiary as liabilities, determined on a consolidated basis.

         "Wachovia Debt" shall mean all indebtedness and obligations of the Borrower and each of its Subsidiaries to Wachovia Bank, N.A., or any of its Affiliates, including obligations for principal, accrued interest and all fees, expenses and charges (including any prepayment and breakage fees, expenses and charges) but excluding any indebtedness and obligations in respect of the Myco Letter of Credit Reimbursement Obligation.

         "Y2K Plan" has the meaning set forth in Section 5.17.

         "Year 2000 Compliant and Ready" shall mean that the hardware and software systems of Borrower and its Subsidiaries will (i) process accurately date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operate without interruption due to an inability to process date data before, during and/or after January 1, 2000;
(iii) respond to and process two digit year input without creating any ambiguity as to the century; and (iv) store and provide date input information without creating any ambiguity as to the century.

         Section 1.2 Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         Section 1.3 Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

         Section 1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina, as in effect from time to time, to the extent the same are used or defined therein.

                                   ARTICLE II

                                 REVOLVING LOANS

         Section 2.1 Revolving Line of Credit. (a) The Bank hereby establishes, on the terms and conditions of this Agreement. and in reliance upon the representations and warranties made hereunder, a revolving line of credit in favor of the Borrower in the aggregate principal amount of up to Fifty Million Dollars ($50,000,000.00) (the "Revolving Line of Credit") and agrees to make and remake one or more Revolving Loans to the Borrower, upon the terms and conditions set forth in this Article II, from time to time on any Business Day during the period from the date hereof through the Revolving Loan Termination Date. The Borrower may borrow, repay and reborrow any amount of the Revolving Line of Credit, provided that the aggregate principal amount outstanding at any one time under the Revolving Line of Credit may not exceed the lesser of (i) the Borrowing Base or (ii) $50,000,000. The Revolving Loans shall be evidenced by the Revolving Credit Note and the amount of principal owing on the Revolving Credit Note at any given time shall be the aggregate amount of all advances made under the Revolving Line of Credit, less all payments of principal theretofore paid by the Borrower. Notwithstanding the foregoing, the Bank shall have no obligation to lend funds at any time when a Default or Event of Default exists, and the Bank may terminate the Revolving Line of Credit upon an Event of Default in accordance with Article IX hereof.

         (b) As used herein, the term "Borrowing Base" shall mean at any time the amount, as determined with reference to the Borrowing Base Certificate most recently delivered by the Borrower to the Bank, unless such Borrowing Base Certificate is rejected by the Bank as not being prepared in accordance with
Section 2.1(c) of this Agreement, equal to:

                  (i) Eighty-five percent (85%) of Eligible Accounts Receivable outstanding not more than ninety (90) days or, in the case of RDP Receivables, not more than one hundred eighty (180) days, from invoice date ("Tier I Receivables"), plus

                  (ii) Seventy percent (70%) of Eligible Accounts Receivable outstanding more than ninety (90) days or, in the case of RDP Receivables, more than one hundred eighty (180) days, but less than three hundred sixty-five days (365) days from invoice date ("Tier II Receivables"), plus

                  (iii) Fifty percent (50%) of Net Fixed Assets, minus

                  (iv) A reserve against the Borrowing Base in an amount equal to one hundred percent (100%) of any letter of credit or other guarantee or obligation which the Bank may in its discretion agree to issue at the request of Borrower in support of the Myco

         Letter of Credit Reimbursement Obligation (and for which the Bank may charge its usual and customary fees) or in replacement of the Myco Letter of Credit (for which the Bank's letter of credit fee will not exceed seventy-five (75) basis points on the face amount of such letter of credit). Borrower and the Bank acknowledge and agree that if Bank shall make any payment on or in respect of the Myco Letter of Credit Reimbursement Obligation or in respect of any letter of credit issued by the Bank in replacement of the Myco Letter of Credit, or if any amount shall become due by Borrower to the Bank pursuant to the terms of any agreement between Borrower and the Bank with respect to issuance of a standby letter of credit evidencing or supporting the Myco Letter of Credit Reimbursement Obligation, Borrower shall be unconditionally obligated to pay or reimburse the Bank on demand therefor, and any such payment by Bank or reimbursement obligation shall be deemed a Revolving Loan or, at Bank's election, advanced and charged as a Revolving Loan, in each case under the Revolving Line of Credit.

         (c) Within fifteen (15) Business Days after the end of each Fiscal Quarter, the Borrower shall deliver to the Bank a Borrowing Base Certificate in a form acceptable to the Bank setting forth the Calculation of the Borrowing Base and the aggregate amount of Revolving Loans outstanding as of the end of such Fiscal Quarter. The Borrower covenants that each Borrowing Base Certificate will be prepared in good faith by the Borrower using the Borrower's best estimate of the information called for therein based on past experience and using consistent calculation methods.

         (d) The Borrower hereby irrevocably authorizes the Bank to disburse the proceeds of each Revolving Loan under this Agreement (i) in accordance with the terms of any written instructions from the Borrower, (ii) in accordance with telephone instructions from any of the Borrower's officers or other persons in each case designated from time to time in writing by the Borrower, (iii) to pay itself interest, fees, costs and expenses payable hereunder, or (iv) to the Borrower's controlled disbursement or depository accounts with the Bank in an amount equal to the sum necessary to cover checks or other items of payment drawn by the Borrower upon such account and presented for payment, but in no event shall the Bank be obligated to make Revolving Loans hereunder in amounts necessary to cover any such checks or other items of payment presented to the extent that the Borrower is not otherwise entitled to receive Revolving Loans in such amounts from the Bank pursuant to the terms hereof.

         (e) Each request for a Revolving Loan (including, without limitation, any checks drawn upon any controlled disbursement or depository account of the Borrower with the Bank) and each Revolving Loan made by the Bank for the benefit of the Borrower shall constitute a new certification by the Borrower as of the date of such request or Revolving Loan (i) that the representations and warranties of the Borrower contained in Article V remain true and correct as of such date, except to the extent any such representation or warranty relates solely to a prior date, and (ii) that, with respect to and after giving effect to such Revolving Loan, no Default or Event of Default has occurred and is continuing as of such date.

         Section 2.2 Term. The term of the Revolving Line of Credit will be from the date hereof to and including the Revolving Loan Termination Date, unless terminated sooner in accordance with the terms and conditions of this Agreement.

         Section 2.3 Repayment. The Borrower shall repay the Revolving Credit
Note:

         (a) In full, on the Revolving Loan Termination Date;

         (b) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by the Bank pursuant to Article IX hereof; and

         (c) In part, immediately, in the event that the total principal amount outstanding at any time under the Revolving Credit Note exceeds the maximum amount permitted under Section 2.1, in the amount of such excess.

         Section 2.4 Use of Proceeds. The proceeds of the Revolving Loans shall be used by the Borrower solely (i) to pay the Wachovia Debt in full on the Closing Date, (ii) to provide working capital for the Borrower and its Subsidiaries, (iii) to provide funding for Acquisitions by Borrower and its Subsidiaries, including amounts due in respect of Borrower's Acquisition of Huck Store Fixture Company, (iv) to fund amounts payable by Borrower in respect of the Myco Letter of Credit Reimbursement Obligation, or to reimburse the Bank, upon its demand, for any amounts paid by the Bank in respect of the Myco Letter of Credit Reimbursement Obligation or pursuant to any letter of credit issued by the Bank in replacement for the Myco Letter of Credit, and (vi) to pay fees and expenses in connection with the transactions contemplated by this Agreement.

         Section 2.5 Guaranty Agreement. The Revolving Line of Credit and all Obligations of Borrower to the Bank shall be jointly and severally guaranteed by each of the Subsidiaries of Borrower (other than those Inactive Subsidiaries listed on Schedule 5.1 hereto), whether now or hereafter existing, pursuant to the terms and conditions of the Guaranty Agreement.

         Section 2.6 Non-Use Fee. Borrower agrees to pay to Bank a quarterly unused facility fee in an amount equal to (a) one-quarter of one percent (1/4 of 1%) per annum on the difference between (i) $25,000,000, and (ii) the average principal amount outstanding under the Revolving Line of Credit during the applicable quarter (if less than $25,000,000), plus (b) one-eighth of one percent (of 1%) per annum of the difference between $50,000,000 and the greater of (i) $25,000,000, or (ii) the average principal amount outstanding under the Revolving Line of Credit for the applicable quarter. Such unused facility fee shall be payable in arrears (a) for the preceding calendar quarter, on the first day of the calendar month next following such calendar quarter end, commencing April 1, 2000, and (b) on the Revolving Loan Termination Date. All computations of the unused facility fee shall be made by the Bank on the basis of a three hundred sixty (360) day year, and for the actual number of days occurring in the period for which such fee is payable.

         Section 2.7 Termination of Facility. Borrower shall have the right at any time, upon thirty (30) days' prior written notice to Bank, to terminate voluntarily the Revolving Line of Credit (in whole but not in part) without premium or penalty other than payment of the termination fee provided for in
Section 2.8 hereof. Immediately upon such termination, Borrower's right to receive Revolving Loans pursuant to the Revolving Line of Credit will terminate, Borrower's obligation to pay the non-use fee provided for in Section 2.6 shall terminate, and notwithstanding anything to the contrary contained herein or in the Revolving Credit Note, the entire outstanding principal balance of the Revolving Loans, together with accrued but unpaid interest thereon, shall be immediately due and payable in full. On the date of such termination, Borrower shall pay to Bank in immediately available funds all of the Obligations, including any accrued but unpaid non-use fee due pursuant to Section 2.6 and the termination fee provided for in Section 2.8.

         Section 2.8 Termination Fee. In the event that, prior to the first anniversary of the Closing Date, Borrower terminates the Revolving Line of Credit pursuant to Section 2.7 hereof, the Borrower shall pay to the Bank a prepayment fee in an amount equal to one percent (1%) of the maximum principal amount of the Revolving Line of Credit. After the first anniversary of the Closing Date, if the Borrower shall terminate the Revolving Line of Credit pursuant to Section 2.7 hereof, and if, in connection therewith, the Revolving Line of Credit shall be paid with the proceeds of financing provided by a bank or other financial institution other than the Bank or its Affiliates, Borrower shall pay to Bank a prepayment fee in an amount equal to one percent (1%) of the maximum principal amount of the Revolving Line of Credit. The termination fee provided for in this Section shall be due and payable to Bank in immediately available funds concurrently with the termination of the Revolving Line of Credit. In the event that the Bank terminates the Revolving Line of Credit pursuant to Section 9.2(a) of this Agreement as the result of the occurrence of any Event of Default arising out of any willful action (or inaction) taken (or not taken) by or on behalf of the Borrower with the intention and for the purpose of avoiding payment of the termination fee provided for herein, such termination fee shall nevertheless be due and payable by Borrower to the Bank, to the extent permitted by law, as if the Borrower had elected to terminate the Revolving Line of Credit pursuant to Section 2.7 hereof.

          Section 2.9 Commitment Fee. The Borrower shall pay to the Bank at Closing a nonrefundable commitment fee in the amount of $50,000.

                                   ARTICLE III

                         INTEREST ON THE REVOLVING LOANS

         Section 3.1 Interest. (a) The Borrower covenants and agrees to continue to pay to the Bank interest on the unpaid principal amount of the Revolving Loans at a floating rate per annum equal to the LIBOR Rate plus the Applicable Margin.

         (b) Interest on the Loans shall be due and payable, in arrears, on the last Business Day of each calendar month. Notwithstanding the foregoing, all interest accrued on the Loans shall be due and payable on each date when all or any amount of the unpaid principal balance of the Loans shall be due (whether by maturity, optional or mandatory prepayment, acceleration or otherwise).

         (c) The Bank shall send to the Borrower statements of amounts due hereunder, which statements shall be considered correct and conclusively binding (absent manifest error) on the Borrower thirty (30) days after the Borrower receives such statements unless the Borrower shall have objected in writing to such statements within such period. Any failure of the Bank to send such statements shall not relieve the Borrower from its obligation to pay promptly all sums when and as due hereunder.

         Section 3.2 Computation. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

         Section 3.3 Maximum Interest Rate. Nothing contained in this Agreement or in the Notes shall be deemed to establish or require the payment of interest to the Bank at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under this Agreement or the Note exceeds the maximum rate permitted by governing law, the rate of interest required to be paid hereunder and under the Note shall be automatically reduced to the maximum rate permitted by governing law and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Note.

         Section 3.4 Default Rate; Post-Petition Interest. Notwithstanding any other provision of this Agreement, upon and during the continuance of any Event of Default, at the option of the Bank without any required notice to the Borrower, the outstanding principal amount of the Loans, and to the full extent permitted by law, all interest accrued on the Loans, shall bear interest at the Default Rate, and such default interest shall be payable on demand. To the full extent permitted by applicable law, interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         Section 3.5 Payment. All payments (including prepayments) by the Borrower on account of principal and interest on the Loans shall be made in immediately available funds to the Bank at its offices at 101 West Friendly Avenue, Greensboro, North Carolina 27401, prior to 2:00 p.m., Greensboro, North Carolina time on the date payment is due, or at such other place as is designated in writing by the Bank. If any payment of principal or interest falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and interest shall continue to accrue on the outstanding principal and be payable for such period of extension.

         Section 3.6 Taxes. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imports, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on the Bank, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imports, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Bank receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make the deduction, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Bank evidence of such payment to the relevant taxation authority or other authority. The Borrower agrees to indemnify the Bank for the full amount of Taxes paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Bank makes written demand therefor. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the principal and interest hereunder.

                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         Section 4.1 Closing. The closing of the transaction provided for in this Agreement (the "Closing") shall take place on the Closing Date, beginning at 10:00 a.m., at the offices of the Schell Bray Aycock Abel & Livingston P.L.L.C., 230 North Elm Street, Suite 1500, Greensboro, North Carolina, or at such other time and place as the parties hereto shall mutually agree. The parties agree that the Loans shall be made in North Carolina and that the Credit Documents were prepared and negotiated in North Carolina.

         Section 4.2 Conditions of Loans and Advances. The obligation of the Bank to close this financing or to make the Loans is subject to: (a) the accuracy and correctness of the representations and warranties of the Borrower contained herein and in the other Credit Documents and in any certificate delivered pursuant to this Agreement or the other Credit Documents; (b) the performance by Borrower of its agreements contained in and in the other Credit Documents; and (c) the satisfaction of the following conditions:

         (a) Executed Documents. This Agreement, the Revolving Credit Note and the Guaranty Agreement shall have been duly authorized, executed and delivered by the Borrower and the Guarantors, as appropriate, and shall be in full force and effect.

         (b) Certificate of the Borrower. The Bank shall have received a certificate dated as of the Closing Date from the Chairman and Chief Executive Officer of the Borrower, in form and substance satisfactory to the Bank, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this

Agreement and the other Credit Documents; that, giving effect to the transactions contemplated by this Agreement, no Event of Default nor any event or condition that with notice, lapse of time, or both would constitute such an Event of Default, has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

         (c) Certificate of Secretary of Borrower and Guarantors. The Bank shall have received a certificate dated as of the Closing Date from the Secretary of the Borrower and each of the Guarantors certifying with respect to each such corporation: (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of such corporation, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, and that such organizational documents have not been amended since such date; (ii) that attached thereto is a true and complete copy of the bylaws of such corporation as in effect on the date thereof; (iii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such corporation, authorizing, in the case of Borrower, the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Credit Documents and, in the case of the Guarantors, the execution, delivery and performance of the Guaranty Agreement; and (iv) as to the incumbency and genuineness of the signature of each officer of such corporation executing this Agreement, the Note, the Guaranty Agreement or any of the other Credit Documents.

         (d) Real Estate Reports; Negative Pledges. The Bank shall have received title opinions in favor of the Bank, or other evidence satisfactory to the Bank in its discretion, confirming that, after payment in full of the Wachovia Debt, none of the Real Estate shall be encumbered by any Lien securing Indebtedness for Money Borrowed or by any other Lien, other than Permitted Liens. The Borrower shall have recorded or caused to be recorded with respect to its owned Real Estate such instruments of negative pledge as the Bank may require to evidence the obligation of Borrower and its Subsidiaries to maintain their respective Real Estate free and clear of any Lien other than Permitted Liens.

         (e) UCC Searches. The Bank shall have received UCC search reports, or other evidence satisfactory to the Bank in its discretion, confirming that, after payment in full of the Wachovia Debt and release of UCC financing statements in connection therewith, there will be no UCC financing statements of record against Borrower or any of its Subsidiaries in any jurisdiction evidencing any Lien other than Permitted Liens.

         (f) Payment of Wachovia Debt. The Bank shall have received a payoff letter from Wachovia Bank, National Association ("Wachovia"), or other evidence satisfactory to the Bank confirming the amount of the Wachovia Debt as of the Closing Date and further confirming that, after payment in full of the Wachovia Debt on the Closing Date, all Liens against the assets of Borrower or any Subsidiary securing the Wachovia Debt will be canceled and released and the Bank shall be unconditionally entitled to receive, for appropriate filing and recordation, UCC termination statements, canceled deeds of trust and mortgages, and such other documents and instruments as may be reasonably required by the Bank, to terminate and evidence of record the cancellation of all Liens of Wachovia against the assets of Borrower and its Subsidiaries.

         (g) Opinion of Counsel. The Bank shall have received an opinion of Armstrong Teasdale, LLP, counsel to the Borrower and the Guarantors, in form and substance reasonably acceptable to the Bank in its discretion.

         (h) Certificates of Good Standing. The Bank shall have received certificates as of a recent date of the good standing of the Borrower and each of the Guarantors under the laws of each state where the Borrower or such Guarantor is incorporated or authorized to transact business.

         (i) Borrowing Base Report. The Bank shall have receiving a Borrowing Base Certificate dated as of the Closing Date, prepared as of the end of the Borrower's most recently ended Fiscal Quarter.

         (j) Commitment Fee. The commitment fee provided for in Section 2.9 hereof shall have been paid in full.

         (k) No Event of Default. No Event of Default, nor any event or condition that, with notice or lapse of time would constitute an Event of Default, shall have occurred and be continuing.

         (l) Other Documents. The Borrower shall have delivered to the Bank such other documents, certificates and opinions as the Bank may reasonably request.

         Section 4.3 Conditions to all Loans and Advances. The obligation of the Bank to make any Loan hereunder (including any Loans made on the Closing
Date), is subject to the continued validity of all Credit Documents and the satisfaction of the following conditions:

         (a) Each of the representations and warranties made by the Borrower in Article VI shall be true and correct on and as of the date of such Loan with the same effect as if made on and as of such date, unless such representation or warranty relates solely to the Closing Date; and

         (b) No Default or Event of Default shall have occurred and be continuing on the date of such Loan or after giving effect to the Loans to be made on such date.

         Section 4.4 Waiver of Conditions Precedent. If the Bank makes any Loan hereunder prior to the fulfillment of any of the conditions precedent set forth in this Article V, the making of such Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and the Borrower shall thereafter use its best efforts to fulfill each such condition within thirty (30) days after the Closing Date.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Bank as follows:

         Section 5.1 Corporate Organization and Power. The Borrower and each Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (except as set forth on Schedule 5.1(a)); (ii) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect); (iii) has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted; and (iv) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to have such governmental authorization would not have a Material Adverse Effect). Schedule 5.1(b) hereto lists all Subsidiaries of the Borrower (including all Inactive Subsidiaries) and the jurisdiction of incorporation of Borrower and each active Subsidiary.

         Section 5.2 Authority; No Conflict With Other Instruments or Law. The execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby (i) are within the power and authority of the Borrower and the Guarantors, (ii) have been duly authorized by all necessary action on the part of the Borrower and the Guarantors, (iii) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of the organizational documents of the Borrower and the Guarantors, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower or any Guarantor is a party or by which the Borrower or any Guarantor is bound or to which any of their respective properties are subject, (iv) will not violate, conflict with, give rise to any liability under, or constitute a default under any applicable law, regulation, order (including, without limitation, all applicable state and federal securities laws) or any other requirement of any court, tribunal, arbitrator, or Governmental Authority, and
(v) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any mortgage, lien, reservation, covenant, restriction, or other encumbrance of any nature upon, or with respect to, the Borrower or any Guarantor or any of their respective properties, except as expressly contemplated herein.

         Section 5.3 Due Execution and Delivery. This Agreement and the other Credit Documents to which Borrower and the Guarantors are parties have been duly executed and delivered to the Bank on behalf of such parties by authorized officers of Borrower and the Guarantors.

         Section 5.4 Enforceability. This Agreement and the other Credit Documents constitute the legal, valid and binding obligations of the Borrower and the Guarantors, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor's rights or general principles of equity.

         Section 5.5 Governmental Approval. The execution, delivery and performance of this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority.

         Section 5.6 Margin Stock. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, X or U of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the extension of credit hereunder, do not and will not constitute a violation of said Regulations.

         Section 5.7 Investment Company. The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         Section 5.8 Taxes. Except as disclosed in Schedule 5.8 attached hereto, neither the Borrower nor any Guarantor is delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or assets unless such tax is being contested in good faith and by proper proceedings and the Borrower or such Guarantor has established and maintained adequate reserves with respect thereto in accordance with GAAP. The Borrower and each of its Subsidiaries has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account. No material controversy in respect of such income taxes is pending or, to the knowledge of the Borrower, threatened.

         Section 5.9 Litigation. Except as disclosed in Schedule 5.9 hereto, there is no judgment, injunction or similar order or decree which, and no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting any the Borrower or any Guarantor, before any court, commission, panel, board, bureau, arbitrator or any Governmental Authority which would have a Material Adverse Effect.

         Section 5.10 Compliance with Laws. To the knowledge of the Borrower, Borrower and each Guarantor is in full compliance with all applicable laws, statutes and governmental regulations, including all Environmental Laws, unless noncompliance would not have a Material Adverse Effect.

         Section 5.11    ERISA.

         (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. The Borrower and each member of the Controlled Group are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the Pension Benefit Guaranty Corporation or a Plan under Title IV of ERISA.

         (b) Neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

         (c) Neither the Borrower nor any member of the Controlled Group has participated in a prohibited transaction, as defined in Section 406 of ERISA or
Section 4975(c) of the Code, which could subject the Borrower or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.

         Section 5.12 No Other Debt. Upon consummation of the Closing and payment in full of the Wachovia Debt, except for the Obligations, neither the Borrower nor any of its Subsidiaries will have any Indebtedness for Money Borrowed.

         Section 5.13 Real Estate; Material Locations. All Real Estate owned by the Borrower or any of its Subsidiaries is listed in Schedule 5.13 hereto. All Material Locations of the Borrower and its Subsidiaries are also listed in
Schedule 5.13 hereto.

         Section 5.14 Financial Statements; No Material Adverse Change. The Financial Statements contain no material misstatement or omission and fairly present the financial position, assets and liabilities of the Borrower and its Subsidiaries for the periods then ended on a consolidated basis. From and after date of such Financial Statements through the Closing Date, except for the transactions contemplated under this Agreement, (a) there has been no Material Adverse Change, nor to the knowledge of the Borrower, is any Material Adverse Change threatened or reasonably likely to occur, and (b) neither the Borrower nor any Subsidiary has incurred any obligation or liability that would be reasonably likely to have a Material Adverse Effect or entered into any material contracts not specifically contemplated by this Agreement or not in the ordinary course of business consistent with past practice.

         Section 5.15 Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect the business, operations, future prospects or condition, financial or otherwise, of the Borrower, or the ability of the Borrower to perform its obligations under this Agreement or any of the Credit Documents to which the Borrower is a party.

         Section 5.16 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.

         Section 5.17 Year 2000 Compliance. The Borrower and its Subsidiaries have developed a comprehensive plan (the "Y2K Plan") designed to ensure that their respective software and hardware systems which, if not Year 2000 Compliant and Ready could have a material adverse impact on the business operations of the Borrower and its Subsidiaries will be Year 2000 Compliant and Ready.

         As of the date hereof (except for the areas noted below), Borrower and the Subsidiaries have completed Y2K testing under the Plan and all Y2K problems identified by the testing or otherwise known to Borrower or Subsidiaries have, to the best of Borrower's and its Subsidiaries' knowledge, been corrected; provided, however, that the following exceptions are hereby noted, none of which is expected to have a Material Adverse Effect:

         (a) Remediation work is still underway at Borrower's Display Rack and Store Fixture Manufacturing Subsidiary and Borrower presently expects this remediation to be complete by year-end.

         (b) Source-MYCO, Inc.'s inventory and raw materials control software is not Y2K compliant and is being replaced with a new purchase order system which is expect to be installed and functional by year-end.

         (c) Brand Manufacturing, Inc. utilizes a Novell network which is not Y2K compliant and Borrower intends to correct the problem by upgrading software which Borrower expect to be complete by year-end.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         Until the Bank's obligation to make Revolving Loans has terminated and all of the Obligations have been paid in full, the Borrower covenants and agrees that it will, unless the Bank otherwise consents in writing:

         Section 6.1 Financial and Business Information. Deliver or cause to be delivered to the Bank:

         (a) As soon as practicable and in any event within forty-five (45) days after the close of each Fiscal Quarter of the Borrower, beginning with the current Fiscal Quarter, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter, and consolidated and consolidating statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, subject only to normal audit and normal year-end adjustments, and certified by the Borrower's President or Chief Financial Officer to be true and accurate;

         (b)   As soon as practicable and in any event within one hundred fifty
(150) days after the close of each Fiscal Year of the Borrower, beginning with the close of the current Fiscal Year, an audited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited consolidated and consolidating statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the Fiscal Year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, prepared by an independent certified public accountant satisfactory to the Bank, in accordance with GAAP applied on a basis consistent with that of the preceding Fiscal Year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountant which is unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower and without any exception not acceptable to the Bank;

         (c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate addressed to the Bank from the independent certified public accountant that in making its compilation of the financial statements of the Borrower, it obtained no knowledge of the occurrence or existence of any Default or Event of Default under this Agreement, or specifying the nature and period of existence of any such Default or Event of Default; provided, however, that such accountant shall not be liable to anyone by reason of its failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of compilation conducted in accordance with generally accepted auditing standards;

         (d) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a certificate from the Borrower's President or Chief Financial Officer certifying to the Bank that to the best of his knowledge, after review of this Agreement and other appropriate inquiry, the Borrower has kept, observed, performed and fulfilled in all respects each and every covenant, obligation and agreement binding upon the Borrower contained in this Agreement and the Credit Documents (and with respect to the financial covenants in Article VIII, a calculation of those covenants in reasonable detail), and that no Default or Event of Default under this Agreement, has occurred or specifying any such Default or Event of Default and what action the Borrower and/or Guarantors propose to take with respect thereto;

         (e) Promptly upon request by the Bank, a copy of (i) all regular or special reports or effective registration statements that Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit of the Borrower or any Subsidiary;

         (f) At least ten (10) Business Days prior to consummation of any Acquisition involving an Acquisition Cost in excess of $1,000,000, written notice of intent to consummate such transaction, together with a general description of the proposed terms and conditions thereof, including supporting financial information, and together with a certification by the

President or Chief Financial Officer of the Borrower to the effect that (i) upon consummation of such Acquisition and after giving effect thereto, no Default or Event of Default shall arise or exist under this Agreement as a result thereof, and (ii) such Acquisition, to the best knowledge of such officer, will not cause to occur any breach or violation of the financial covenants contained in Article VIII hereof;

         (g) Upon any officer of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary to the Bank, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, prompt notification by such officer or another authorized representative of the Borrower of the nature thereof, the period of existence thereof, and what action the Borrower or such Subsidiary proposes to take with respect thereto;

         (h) Within five (5) Business Days after the Borrower becomes aware of any deviations from the Y2K Plan which would cause compliance with the Plan to be delayed or not achieved, a statement of the chief executive officer, chief financial officer, or chief technology officer of the Borrower setting forth the details thereof and the action which the Borrower and its Subsidiaries are taking or propose to take with respect thereto;

         (i) Promptly upon the receipt thereof, a copy of any third party assessments of the Y2K Plan of Borrower and its Subsidiaries, together with any recommendations made by such third party with respect to Year 2000 compliance; and

         (j) Within a reasonable time, upon the Bank's request, such other information about the property, financial condition, operations and proposed Acquisitions of the Borrower or any Subsidiary as the Bank may from time to time request.

         Section 6.2 Notice of Certain Events. Promptly give notice in writing to the Bank of:

         (a) The commencement of, or any material determination in, any action, suit or proceeding with any third party or any material proceeding before any Governmental Authority affecting the Borrower or any Subsidiary and involving an amount in excess of $500,000;

         (b) Any judgment, attachment, levy, execution or other similar process instituted against the Borrower or any Subsidiary or any of their respective assets involving an amount in excess of $250,000;

         (c) Any dispute which may exist between Borrower and any Subsidiary and any Governmental Authority or any threatened action by any Governmental Authority to acquire or condemn any of the properties of Borrower or any Subsidiary where the amount involved is in excess of $500,000;

         (d) If and when any member of the Controlled Group (i) gives or is required to give notice to the Pension Benefit Guaranty Corporation of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives notice from the Pension Benefit Guaranty Corporation under Title IV of ERISA of an intent to ten-terminate or appoint a trustee to administer any Plan, and provide the Bank with a copy of such notice; and

         (e)   Any Default or Event of Default.

         Each notice pursuant to this Section 6.2 shall be accompanied by a statement of an officer of the Borrower setting forth details with reasonable particularity of the occurrence referred to therein and stating what action the Borrower is taking and proposes to take with respect thereto.

         Section 6.3 Existence. Maintain and preserve in full force in effect and cause each Subsidiary to maintain and preserve in full force and effect its existence, rights and franchises.

         Section 6.4 Maintenance of Properties. Maintain and keep and cause each Subsidiary to maintain and keep its property in good working order and condition (normal wear and tear excepted) and repair (except to the extent that any such property is obsolete or is being replaced).

         Section 6.5 Compliance with Law. Comply and cause each Subsidiary to comply in all respects with all applicable laws, ordinances, rules, regulations and requirements of any Governmental Authority (including, without limitation, all Environmental Laws), unless noncompliance would not have a Material Adverse Effect.

         Section 6.6     Compliance with ERISA.

         (a) The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with ERISA and the Code and the regulations and requirements of the Pension Benefit Guaranty Corporation, except where the necessity of such compliance is being contested in good faith through appropriate proceedings.

         (b) The Borrower and each member of the Controlled Group will make timely payment of contributions required to meet the minimum funding standards set forth in ERISA and the Code with respect to any Plan, and will not take any action or fail to take action the result of which action or inaction could be a material liability for the Borrower or a member of the Controlled Group to the Pension Benefit Guaranty Corporation or a Multiemployer Plan. Neither the Borrower nor a member of the Controlled Group will participate in a prohibited transaction, as defined in Section 406 of ERISA or Section 4975(c) of the Code, which could subject the Borrower or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.

         Section 6.7 Payment of Indebtedness. Pay and cause each Subsidiary to pay all Indebtedness for Borrowed Money when due, and all other obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its property or to the operation of its business.

         Section 6.8 Payment of Taxes. Pay and discharge and cause each Subsidiary to pay and discharge all taxes, assessments and other governmental charges or levies imposed upon it or any of its property prior to the date on which interest or penalties would attach thereto; provided, however, that no Obligor shall be required to pay any such tax, assessment or governmental charge or levy, the payment of which is being contested in good faith and by appropriate proceedings, if such Obligor has established and maintained adequate reserves with respect thereto satisfactory to the Bank.

         Section 6.9 Maintenance of Insurance. Maintain and pay and cause each Subsidiary to maintain and pay for insurance upon its property, wherever located, covering casualty, hazard, public liability, product liability, business interruption, boiler, fidelity and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to the Bank. The Borrower also agrees to maintain and pay and cause each Subsidiary to maintain and pay for insurance in such amounts, with such companies and in such form as shall be reasonably satisfactory to the Bank, insuring the Borrower and its Subsidiaries against any claims, suits, losses or damages suffered by any Person on any property owned or leased by the Borrower or its Subsidiaries, and against such other casualties and contingencies as is customary in the businesses in which Borrower and the Subsidiaries are engaged.

         Section 6.10 Maintenance of Books and Records; Inspection. Maintain and cause each Subsidiary to maintain adequate books, accounts and records and prepare all financial statements required under this Agreement in accordance with GAAP, and in compliance with the regulations of any governmental regulatory body having jurisdiction over it. The Borrower shall permit and cause each Subsidiary to permit any employee or representative of the Bank to visit and inspect any of its properties, to examine and audit its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and, upon prior notice to the Borrower or such Subsidiary and subject to mutually satisfactory arrangements between Borrower and Bank with regard to any additional fees to be incurred, its independent public accountants (and by this provision the Borrower, for itself and its Subsidiaries, authorizes said accountants to discuss their finances and affairs with the Bank), at such reasonable times and as often as may be reasonably requested. After expiration of a period of one (1) year from the date of this Agreement, Borrower agrees to pay or reimburse Bank, upon its demand, for the reasonable expenses incurred by Bank, not to exceed $5,000 per year, of field examinations by the Bank's personnel of Borrower's trading assets; provided, however, that this provision shall not limit or otherwise affect Bank's right to conduct such examinations at any time at Bank's expense.

         Section 6.11 Name Change. The Borrower shall notify the Bank at least thirty (30) days prior to the effective date of any change of Borrower's or any Subsidiary's name, and prior to such effective date the Borrower and such Subsidiary, as the case may be, shall have executed such necessary and instruments as the Bank shall reasonably require in connection with this Agreement and the Credit Documents on account of such name change.

         Section 6.12 New Material Locations. If Borrower or any of its Subsidiaries shall acquire or establish a new Material Location subsequent to the date of this Agreement, Borrower shall promptly, and in any event within thirty (30) days after such location is acquired or established, notify the Bank thereof and provide to Bank, promptly upon its request, such additional information regarding such new Material Location as the Bank may reasonably require.

         Section 6.13 New Subsidiaries. Simultaneously with the acquisition or creation of any Subsidiary after the date of this Agreement, or if any Inactive Subsidiary shall no longer qualify as such because of the nature and extent of its business and assets, Borrower shall cause to be delivered to the Bank a Guaranty Agreement executed by such Subsidiary substantially in the form of Exhibit A attached hereto or as otherwise acceptable to the Bank in its discretion, together with, if requested by the Bank, an opinion of legal counsel to the Subsidiary reasonably satisfactory to the Bank (which opinion may include assumptions and qualifications of similar effect to those contained in the opinion of counsel delivered pursuant to Section 4.2(g) hereof) to the effect that (a) such Subsidiary is duly organized, validly existing and in good standing in the jurisdiction of its formation, has the requisite power and authority to own its properties and conduct its business as then owned and then conducted and to execute deliver and perform the Guaranty Agreement, and (b) the execution, delivery and performance of the Guaranty Agreement by such Subsidiary has been duly authorized by all requisite corporate or other required action, and has been duly executed and delivered and constitutes the valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to the effect of applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

         Section 6.14 After-Acquired Real Estate. If Borrower or any of its Subsidiaries acquires any Real Estate after the Closing Date, Borrower will (and will cause its Subsidiaries to) promptly upon such acquisition, and in any event within thirty (30) days thereafter, cause to be recorded in the real estate records of the applicable jurisdiction such instrument of negative pledge as the Bank may require to confirm the obligation of Borrower and its Subsidiaries to maintain their respective Real Estate free and clear of any Lien other than Permitted Liens. Promptly upon any such acquisition of additional Real Estate, and in any event within thirty (30) days thereafter, Borrower will also cause to be furnished to Bank a title opinion in favor of Bank (if available), or other evidence satisfactory to Bank in its discretion, confirming that such Real Estate is subject to no Liens other than Permitted Liens.

         Section 6.15 Further Assurances. The Borrower shall make, execute, endorse, acknowledge and deliver to the Bank any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Bank to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Bank under this Agreement and the other Credit Documents.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

         Until the Bank's obligation to make Revolving Loans has terminated and all of the Obligations have been paid in full, the Borrower covenants and agrees that it will not, nor will it permit any Subsidiary to, without the written consent of the Bank:

         Section 7.1 Transfer of Assets. Conduct, permit or suffer, or agree to conduct or permit, or acquiesce in, any sale, lease, assignment or other transfer or disposition of any assets other than (i) the sale in the ordinary course of business of inventory, merchandise, goods and other personal property held by Borrower and its Subsidiaries for such sale, (ii) other sales or transfers of assets in Permitted Asset Dispositions, and (iii) payments by Borrower and its Subsidiaries for goods and services in the ordinary course of business and not in violation of any covenant contained herein; provided, however, that this Section 7.1 shall not be deemed violated by any involuntary damage to or destruction of any properties or assets of the Borrower or any Subsidiary.

         Section 7.2 Merger or Consolidation. Consolidate with or merge into any other Person, or permit any other Person to merge into it, in a transaction in which Borrower or its Subsidiary, as the case may be, is not the surviving entity, or consummate any other merger or consolidation unless (a) at the time of such merger or consolidation and immediately after giving effect thereto, there shall exist no Default or Event of Default under this Agreement, including any Event of Default on account of a Change in Control, and (b) the President or a Vice President of Borrower shall have delivered to the Bank, prior to consummation of such transaction, a certificate to the effect set forth in the foregoing clause (a); provided, however, that so long as no Default or Event of Default shall exist hereunder at the time of such transaction or immediately after giving effect thereto, any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or any other Subsidiary; provided further that, effective upon consummation of any merger or consolidation described in this Section, any resulting or surviving entity shall execute and deliver such agreements and other documents, including, if requested by the Bank, a guaranty substantially in the form of the Guaranty Agreement, and take such other action as the Bank may require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under this Agreement and the other Credit Documents.

         Section 7.3 Acquisitions. Complete or consummate any Acquisition, unless the Bank shall have been given the notice and certification in respect thereof as required by Section 6.1(f) hereof or if, at the time thereof or immediately after giving effect thereto, there shall exist any Default or Event of Default under this Agreement.

         Section 7.4 Liens. Grant, suffer or permit any Lien on or security interest in any of its properties or assets, except for (i) liens in favor of Bank, and (ii) Permitted Liens, or fail to pay promptly when due all lawful claims, whether for labor, materials or otherwise, where the failure to pay the same could have a Material Adverse Effect.

         Section 7.5 Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that Borrower and its Subsidiaries may make or maintain:

         (a) investments in securities of any other Person acquired in an acquisition consummated in compliance with this Agreement;

         (b) investments in direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America or any agency thereof;

         (c) investments in interest-bearing demand or time deposits or certificates of deposit issued by the Bank;

         (d)   investments existing as of the date hereof and set forth on
Schedule 7.5 hereto;

         (e) accounts receivable arising in trade credit granted in the ordinary course of business;

         (f)   investments in Subsidiaries; and

         (g) loans or advances between the Borrower and the Subsidiaries in the ordinary course of business.

         Section 7.6 Restricted Payments. Make any Restricted Payment or apply or set apart any assets of Borrower or any Subsidiary therefor or agree to do any of the foregoing.

         Section 7.7 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:

         (a) Indebtedness owing to the Bank in connection with this Agreement, the Note or any other Credit Document;

         (b) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

         (c) purchase money Indebtedness incurred in the ordinary course of business and not in violation of any covenant or other term or provision of this Agreement;

         (d) obligations under Capital Leases incurred in the ordinary course of business and not in violation of any covenant or other term or provision of this Agreement;

         (e) unsecured intracompany Indebtedness for loans and advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary;

         (f) additional unsecured Indebtedness for Money Borrowed not otherwise covered by clauses (a) through (e) above, provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this clause (f) shall in no event exceed $1,000,000 at any time; and

         (g)   Indebtedness existing as of the Closing Date and set forth in
Schedule 7.7(g) hereto.

         Section 7.8 Related Party Transactions. Except as otherwise expressly permitted by this Agreement, and except for routine advances for travel expenses in the ordinary course of business, directly or indirectly, make any loan or advance to, or purchase, assume or guarantee any note, to or from any of its directors, officers, employees or Affiliates, or to or from any member of the immediate family of any of its directors, officers, employees or Affiliates, or contract and operations to any Affiliate, or enter into, or be a party, any transaction with any Affiliate of the Borrower or any of its Subsidiaries, except for transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         Section 7.9 Character of Business. Change the general character of business as conducted by Borrower and its Subsidiaries at the date hereof, or engage in any type of business not reasonably related to the business of Borrower and its Subsidiaries as presently conducted, or make any material change in Borrower's business objectives.

         Section 7.10 Management Change. Make any substantial change in its present executive or management personnel.

         Section 7.11 Environmental Compliance. The Borrower shall ensure that the Real Estate of Borrower and its Subsidiaries and their respective businesses and operations at all times complies with the Environmental Laws (provided, however, that this covenant shall not be deemed violated by an unintentional violation that could not reasonably be expected to have a Material Adverse Effect). The Borrower will not permit any Hazardous Material to be brought onto any of the property owned, leased or obligated by Borrower or its Subsidiaries (unless such Hazardous Material is used in the normal course of business, maintenance and repairs of Borrower or such Subsidiary and is handled in compliance with applicable Environmental Laws). If any Hazardous Material is brought or found thereon or therein, except as may be permitted above (and then only in compliance with all applicable Environmental Laws), the Borrower, at its expense, shall immediately remove it, with proper offsite disposal, or, if the Hazardous Material is in the soil or groundwater, perform in a diligent matter any environmental response, investigation, removal, corrective and remedial actions required under applicable Environmental Laws. The Borrower shall promptly, after any officer of the Borrower learns or obtains knowledge of the occurrence thereof, give written notice to the Bank of receipt of any written notice of personal injury, property damage, violation, claim or noncompliance, or order or request for information, from any Governmental Authority or other third party with respect to any Environmental Law or Hazardous Material, and shall promptly remedy or cause to be remedied any breach of any Environmental Law by Borrower or any of its Subsidiaries; provided, however, nothing in this section shall be construed to prevent Borrower or its Subsidiaries from contesting, negotiating, litigating, appealing, settling or otherwise resolving any claim or allegation made by a Government Authority or third party of a personal injury, property damage, violation, claim of noncompliance, order or request for information with respect to any Environmental Law or Hazardous Material. Borrower or its Subsidiaries shall not be considered in Default under this section so long as Borrower or its Subsidiaries are contesting the claim or allegation of the Government Authority or third party or are complying with the terms and conditions of any compliance schedule, order, settlement or other agreement to resolve any disputed claim or allegation. Following reasonable notice, the Bank shall have the right to enter upon the property owned, leased or operated by Borrower or its Subsidiaries, or any part thereof (through its employees and/or agents), to verify compliance by Borrower with the terms of this Agreement and to conduct such environmental assessments and audits as Bank shall deem advisable to facilitate such verification; provided, however, that THE BORROWER HEREBY ACKNOWLEDGES THAT FOR SO LONG AS THE BANK HAS NOT FORECLOSED AND TAKEN TITLE TO, AND POSSESSION AND CONTROL OF THE REAL PROPERTY, AND TAKEN OVER CONTROL OF WASTE HANDLING PRACTICES, ALL HAZARDOUSWASTE HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AN PROCEDURES ARE THE SOLE RESPONSIBILITY OF THE BORROWER AND ITS SUBSIDIARIES AND THE BORROWER AND ITS SUBSIDIARIES HAVE FULL DECISION-MAKING POWER WITH RESPECT THERETO. THE BORROWER FURTHER ACKNOWLEDGES THAT THE BANK IS NOT AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER. NO ACT (OR DECISION NOT TO ACT) OF THE BANK RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE BANK WITH RESPECT TO ENVIRONMENTAL MATTERS UNLESS SUCH ACTION IS AFTER THE BANK HAS FORECLOSED ON AND TAKEN POSSESSION AND CONTROL OF THE SUBJECT PROPERTY AND SUCH ACTION PROXIMATELY RESULTS IN SUCH CONTAMINATION. IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE BANK PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY BE CONSIDERED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES (OR ANY OTHER RECIPIENT OF SAID INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER THE BORROWER NOR ANY OF ITS SUBSIDIARIES (NOR ANY OTHER RECIPIENT OF SAID INFORMATION) SHALL RELY ON SAID INFORMATION. THE RESPONSIBILITY FOR COMPLIANCE WITH LAWS AND REGULATIONS RESTS SOLELY WITH THE BORROWER AND ITS SUBSIDIARIES FOR SO LONG AS THE BANK HAS NOT FORECLOSED AND TAKEN TITLE TO, AND POSSESSION AND CONTROL OF THE REAL PROPERTY, AND TAKEN OVER CONTROL OF WASTE HANDLING PRACTICES.

         The Bank shall have the right to require annually an examination by an outside specialist of all files involving the Borrower's environmental matters maintained by state and federal regulatory agencies. The Borrower agrees to pay the reasonable costs of such examination and to cooperate fully with the Bank in connection therewith. The Bank agrees not to initiate any such examination without prior consultation with the Borrower.

         Section 7.12 Other Ventures. Become a partner, joint venturer, member or manager in any partnership, joint venture or limited liability company, except pursuant to a Permitted Acquisition.

         Section 7.13 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceeding seeking any such winding up, liquidation or dissolution, except in connection with a merger or consolidation permitted pursuant to Section 7.2.

         Section 7.14    Fiscal Year.  Change its Fiscal Year.

         Section 7.15 Limitation on Negative Pledge Clauses. Enter into, directly or indirectly, any agreement with any Person that prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien in favor of Bank upon any of the property, assets or revenues of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired.

                                  ARTICLE VIII

                               FINANCIAL COVENANTS

         Until all of the Obligations have been paid in full, the Borrower covenants and agrees that it will, unless the Bank otherwise consents in writing:

         Section 8.1 Financial Condition. Maintain the financial condition of the Borrower and its Subsidiaries as follows, determined on a consolidated basis in accordance with GAAP applied on a consistent basis throughout the period involved:

         (a) Debt to Tangible Net Worth. Maintain a ratio of Total Liabilities to Tangible Net Worth, determined as of the end of each Fiscal Quarter, of not greater than 1.50 to 1.0.

         (b) Cash Flow Coverage Ratio. Maintain a ratio of Sources for Coverage to Current Maturities, determined as of the end of each Fiscal Quarter for the then most recently completed period of four (4) consecutive Fiscal Quarters, of not less than 1.25 to 1.0.

         (c) Funded Debt to EBITDA. Maintain a Funded Debt to EBITDA Ratio, determined as of the end of each Fiscal Quarter, of not greater than 2.25 to 1.0.

         (d) Minimum EBITDA. Maintain, as of the end of each Fiscal Quarter for the then most recently completed period of four (4) consecutive Fiscal Quarters, EBITDA of not less than $15,000,000.

                                   ARTICLE IX

                           EVENTS OF DEFAULT; REMEDIES

         Section 9.1 Events of Default. The occurrence of any one or more of the following events all constitute an Event of Default hereunder:

         (a) The Borrower shall fail to pay when due any amount payable under this Agreement, the Note or any other Credit Document;

         (b) The Borrower shall fail to observe or perform any covenant, restriction or agreement contained in Sections 6.1, 6.2 and 6.3 of this Agreement for ten (10) days after receipt of written notice of such failure from the Bank, or the Borrower shall fail to observe or perform any covenant, restriction or agreement contained in Article VII or Article VIII of this Agreement;

         (c) The Borrower or any Subsidiary shall fail to observe or perform any other covenant, restriction or agreement contained in this Agreement and not described in Section 9.1(a) and (b) of this Agreement for thirty (30) days after receipt of written notice of such failure from the Bank or, if a Default is not reasonably capable of being cured within such thirty (30) days, the Borrower or any Subsidiary does not within such thirty (30) days commence such act or acts as shall be necessary to remedy such Default and complete such act or acts with diligence and continuity;

         (d) Any representation, warranty, certification or statement made or deemed made by the Borrower in Article V of this Agreement, in any Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

         (e) An event of default or any event that, with the passage of time or giving of notice, or both, would constitute an event of default under the Guaranty Agreement or any other Credit Document, including any Guaranty Agreement executed and delivered to Bank subsequent to the date hereof;

         (f) An event of default or any event that, with the passage of time or giving of notice, or both, would constitute an event of default under any agreement between the Bank and the Borrower and any of the Subsidiaries.

         (g) The Borrower or any Subsidiary (i) files a petition for relief under the Bankruptcy Code or any other insolvency law or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or falls to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (ii) takes any action to authorize or effect any of the foregoing actions, (iii) generally fails to pay, or admits in writing its inability to pay, its debts as such debts become due;
(iv) shall apply for, seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets; (v) benefits from or is subject to the entry of an order for relief under any bankruptcy or insolvency law; or (vi) makes an assignment for the benefit of creditors;

         (h) Failure of the Borrower or any Subsidiary, within sixty (60) days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or to have all orders or proceedings thereunder affecting the operations or the business of such the Borrower or any Subsidiary stayed, or failure of the Borrower or any Subsidiary, within sixty (60) days after the appointment, without its consent or acquiescence, of any custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets, to have such appointment vacated;

         (i) The Borrower or any Subsidiary ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

         (j) The entry of one or more judgments or orders for the payment of money in excess of $100,000 in the aggregate against the Borrower or any Subsidiary, and such judgments or order (s) shall continue satisfied and unstayed for a period of thirty (30) days;

         (k) The issuance of a writ of execution, attachment or similar process against the Borrower or any Subsidiary, or any assets of the Borrower or any Subsidiary, involving an amount in excess of $250,000, which shall not be dismissed, stayed, discharged or bonded within thirty (30) days after the Borrower acquires knowledge thereof,

         (l) The Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the Pension Benefit Guaranty Corporation or to a Plan under Title IV of ERISA; or the Pension Benefit Guaranty Corporation shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the Pension Benefit Guaranty Corporation would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated;

         (m)   The occurrence of a Change in Control; or

         (n) The occurrence of any Material Adverse Change, or of any event, condition, or state of facts which could reasonably be expected to result in a Material Adverse Effect.

         Section 9.2 Remedies. Upon the occurrence and during the continuance of any Event of Default:

         (a) Termination of Revolving Line of Credit; Acceleration of Indebtedness. The Bank may, in its sole discretion, (i) terminate its obligation to make Revolving Loans under the Revolving Line of Credit; (ii) declare all Obligations to be immediately due and payable, and upon such declaration the same shall become and be immediately due and payable, without presentment, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) pursue all remedies available to it by contract, at law or in equity.

         (b) Right of Setoff. The Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Bank or any of its affiliates to or for the credit or the account of the Borrower or any of its Subsidiaries against any or all of the Obligations of the Borrower under this Agreement or the other Credit Documents now or hereafter existing, whether or not such obligations have matured. The Bank agrees promptly to notify the Borrower after any such set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

         (c) Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Bank's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Credit Documents or under any other agreement between the Borrower and the Bank or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and its Subsidiaries and the Bank or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Bank incurred in connection with the preparation, execution, delivery, performance and enforcement of this Agreement and the other Credit Documents, and all other instruments and documents required hereby or thereby, including the reasonable fees and out-of-pocket expenses of counsel to the Bank (based upon counsel's customary charges and not upon any statutory presumption based on a percentage of the indebtedness involved), and the cost of any field audits or reports, appraisals, insurance costs and recording fees. Borrower's obligation for payment of attorneys' fees and field examination costs in connection with the negotiation and preparation of the Credit Documents and the initial closing of the transactions provided for herein shall not exceed $25,000, plus the reasonable costs and expenses incurred by counsel to the Bank.

         Section 10.2 Waiver, Amendments, Etc. Neither any provision of this Agreement, nor the performance thereof, may be waived, amended, or otherwise modified, except by the prior written consent of the parties given in accordance with Section 10.3 hereof.

         Section 10.3 Address for Notices, Etc. Any notice, request, demand, consent, Borrower's Certificate, Borrowing Base Report, direction, or other communication shall be in writing, and shall be deemed delivered and received only (i) when personally received or received by facsimile reproduction by an authorized person for each party, or (ii) three days after the date when placed in the United States Mail sent by registered or certified mail, return receipt requested, postage prepaid, delivery restricted to addressee, addressed as follows:

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

       If to the Bank:                                                          If to the Borrower:


                  Bank of America, N.A.                                         The Source Information Management
                  Attention: Commercial Banking                                 Company
                  101 West Friendly Avenue                                      11644 Lilburn Park Road
                  Greensboro, North Carolina 27401                              St. Louis, Missouri 62146
                  Post Office Box 21848                                         Telecopier No.:  (314) 995-9022
                  Greensboro, North Carolina 27420                              Attention:  Mr. S. Leslie Flegel
                  Telecopier No. (336) 805-3019


         with a copy to:                                                        with a copy to:


                  Schell Bray Aycock Abel & Livingston                          Armstrong Teasdale LLP
                  L.L.P.                                                        One Metropolitan Square, Suite 2600
                  230 North Elm Street, Suite 1500                              St. Louis, Missouri 63102-2740
                  Greensboro, North Carolina 27401                              Telecopier No.:  (314) 621-5065
                  Post Office Box 21847                                         Attention:  John Gillis, Esq.
                  Greensboro, North Carolina 27420
                  Telecopier No. (336) 370-8830
                  Attention:  Thomas C. Watkins, Esq.




The addresses and persons for attention shown above may be changed from time to time by a Borrower's Certificate, in the case of the Borrower, or by a notice in the case of the Bank, in such case in the form required by, and delivered to the other party in accordance with this Section 10.3 as in effect prior to such change.

         Section 10.4 Enforcement and Waiver. The Bank shall have the right at all times to enforce the provisions of this Agreement and the Credit Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Loan Agreement or as having in any way or manner modified or waived the same. Except as otherwise stated in this Agreement, the covenants in Articles VI and VII hereof shall apply to each Subsidiary as if it were the Borrower.

         Section 10.5 Survival of Agreements. All agreements, representations and warranties contained in any of the Loan Documents or made in writing by or on behalf of the Borrower in connection with the transactions contemplated thereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring before such termination or

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
cancellation, or (b) any of the Borrower's undertakings, agreements, covenants, warranties and representations contained in the Loan Documents.

         Section 10.6    Assignment and Participation.

         (a) The Borrower may not sell, assign or transfer this Agreement, the other Loan Documents, or any part thereof. The Borrower consents to the Bank's participation, sale, assignment, delegation, transfer or other disposition at any time hereafter of the Loans, this Agreement or the other Loan Documents, or of any portion hereof or thereof.

         (b) The Bank may assign to banks or other Persons ("Assignees") all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the outstanding Loans and its obligations to extend credit under Section 2.1 hereof) and may act as agent for any or all such Assignees; provided, however, that, in connection with any such assignment, the Bank shall act as administrative agent for all such Assignees, and the Bank, in any such event, shall retain not less than a fifty percent (50%) interest in all outstanding Loans and in the obligation hereunder to extend credit under Section 2.1 hereof. Upon any assignment and written notice to the Borrower, unless otherwise agreed between the Bank and the particular Assignee, (i) the Assignee thereunder shall be deemed a party hereto and, to the extent that rights and obligations (including any portion of any Loans or obligations to extend credit under Section 2.1 hereof) hereunder have been assigned to it, shall have the rights and obligations of the Bank hereunder with respect thereto and, upon notice to the Borrower, shall have the right to receive copies of all documents and notices required to be sent by the Borrower to the Bank hereunder, and (ii) the Bank shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of the Bank's rights and obligations under this Loan Agreement, the Bank shall cease to be a party hereto, provided that the Assignee or Assignees have assumed all of the Bank's obligations under this Loan Agreement and the other Loan Documents). However, no assignment by the Bank shall release or otherwise affect the obligations of the Bank with respect to any breach by the Bank of this Loan Agreement occurring prior to such assignment.

         (c) The Bank, in its sole discretion, may allow other Persons to participate with the Bank in its Loans hereunder, pursuant to a participation agreement in a form acceptable to the bank (a "Participation Agreement"). The Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant's rights against the Bank in respect of such participation to be those set forth in the Participation Agreement) and all amounts payable by the Borrower hereunder shall be determined as if the Bank had not sold such participation. In the event that the Bank includes other Participants herein at any time hereafter, the Borrower will execute any necessary documents to effectuate the rights of the Participants and to delineate the rights, powers and obligations of the Bank, as the Bank may reasonably require.

         (d) The Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.6, disclose to the Assignee or Participant

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
or proposed Assignee or Participant any information relating to the Borrower furnished to the Bank by the Borrower, including the Financial Statements. Further, in connection with any such assignment or participation, the Borrower agrees to furnish to the Bank such additional financial or other information regarding the Borrower as the Bank may reasonably request.

         Section 10.7 Governing Law. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, GREENSBORO, NORTH CAROLINA, AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF NORTH CAROLINA.

         Section 10.8 Arbitration. Any controversy or claim between or among the Bank and the Borrower including but not limited to those arising out of or relating to this Agreement or the other Loan Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.) as then in effect and the "special rules" set forth below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any arbitration under this Agreement may, at the request of any party or as directed by the arbitrator, be joined or consolidated with any arbitration between Bank and any Guarantor. The Bank or the Borrower may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

         The arbitration shall be conducted in Greensboro, North Carolina and administered by J.A.M.S. If J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for an additional 60 days.

         Nothing in this Agreement shall be deemed to (a) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (b) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. ss.91 or any substantially equivalent state law; or (c) limit the right of the Bank (i) to exercise self help remedies such as (but not limited to) setoff, or (ii) to foreclosure against any real or personal property collateral, or (iii) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Bank may exercise such self-help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise or self-help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

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
         Section 10.9 Waivers by the Borrower. Except as otherwise provided in this Agreement, the Borrower waives to the fullest extent permitted by law
(a) presentment, demand, protest, and notice of protest; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of the Bank's remedies; and (c) the benefit of all valuation, appraisement and exemption laws.

         Section 10.10 Severability. To the extent any provision of this agreement is prohibited by or invalid under applicable law, such provision shall be ineffective, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 10.11 Entire Agreement. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire agreement between the parties and supersede any prior agreements concerning the subject matter hereof.

         Section 10.12 Binding Effect. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Borrower and the Bank.

         Section 10.13 Definitional Provisions. Unless otherwise stated therein, all terms defined in this Agreement shall have the meanings stated herein when used in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto. As used herein and in any of the Credit Documents, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in this Agreement and accounting terms partly defined in this Agreement, to the extent not defined, shall have the respective meanings given to them under GAAP. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

         Section 10.14 Conflict of Terms. Except as otherwise provided in this Agreement or the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.


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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                            THE SOURCE INFORMATION
                                            MANAGEMENT COMPANY

                                            By:
                                                     --------------------------
                                            Title:   Chairman and Chief Executive Officer
                                                     --------------------------
                                            BANK OF AMERICA, N.A.


                                            By:        Paul
                                                     --------------------------
                                            Title:     Senior Vice President
                                                     --------------------------

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